EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the American Pharmaceutical Partners, Inc. Savings and Retirement Plan of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of American Pharmaceutical Partners, Inc., American Pharmaceutical Partners, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Pharmaceutical Partners, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Chicago, Illinois
March 10, 2005